Exhibit 21.1

List of Subsidiaries of Lawson Software, Inc.

Name	Jurisdiction

Lawson Software Americas, Inc.	Delaware
Lawson Software France SARL	France
Lawson Software Limited	United Kingdom
Lawson Software USA, Inc., subsidiary of Lawson Software, Inc.	Delaware
Lawson Technologies, Inc., subsidiary of Lawson Software, Inc.	Delaware
Account4, Inc., subsidiary of Lawson Software, Inc.	Delaware
Keyola Corporation	Florida
Apexion Technologies, Inc	Delaware
Closedloop Solutions, Inc.	Delaware
Numbercraft Limited	United Kingdom
Intentia Americas, Inc.	Delaware
Computer Assessment Systems LLC	Delaware
Lawson International AB	Sweden
Intentia Consulting do Brzail Ltda.	Brazil
Intentia Austria EDV-Beratungs Gesm.b.h.	Austria
Intentia CZ a.s.	Czech Republic
Intentia Danmark A/S	Denmark
Intentia Research and Development A/S	Denmark
Intentia (UK) Ltd	England
Intentia Oy	Finland
Intentia Consulting France SAS	France
Lawson Software Deutschland GmbH	Germany
Lawson Software Ireland Ltd.	Ireland
Intentia Consulting Italy SRL	Italy
Intentia Benelux B.V.	Netherlands
Intentia Norge AS	Norway
Intentia Polska Sp.z o.o.	Poland
Intentia Consulting Portugal Informática SA	Portugal
Intentia Consulting S.A.	Spain
Lawson Software Operations AB	Sweden
Lawson Software Research and Development AB	Sweden
Lawson Software Consulting Sweden AB	Sweden
Källvex AB	Sweden
Intentia Finance SA	Switzerland
Intentia Switzerland A.G.	Switzerland
Voto Pty Ltd	Australia
Lawson Software Australia Pty. Ltd.	Australia
Intentia Services Pty. Ltd.	Australia
Intentia Shanghai Software Technology Co. Ltd.	China
Intentia Japan K K	Japan
Intentia New Zealand Ltd.	New Zealand
Lawson Philippines Support Center	Philippines
Intentia Asia Pacific Ltd.	Singapore
MINORITY OWNED SUBSIDIARIES
Intentia Thailand BP	Thailand
Merit Consulting AB
Scase AS